UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 13, 2013

E-WASTE SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Nevada	333-165863	26-4018362
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

101 First Street #493, Los Altos, CA 94022 (Address of principal executive offices including zip code)

Registrant’s telephone number, including area code:  650-283-2907

______________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 8 – OTHER

Item 8.01 Other Information

On May 13, 2013 E-Waste Systems, Inc., (the “Company” or “EWSI”) entered into a Memorandum of Understanding  (“MOU”) with1800eWaste Ltd. located 22/255 Oxford Street, NSW Australia (“1800eWaste”).  This agreement is in accordance with and in support of the Company’s expansion strategy as listed in the Company’s 2013 Business Plan. This agreement gives both companies the ability to extend their services to geographical locations in which they don’t presently operate.  In particular, this agreement will allow for an entry into the market in Australia under the EWSI brand.

1800eWaste is an electronic waste collection and recycling service for customers in Australia and New Zealand and a collaboration between EWSI and 1800eWaste will allow both parties to study, consider and plan for the possibility of implementing a national and/or regional recycling operation in Regional NSW or Sydney, Australia (the “Jurisdiction”) using the combined know-how of EWSI, 1800eWaste and EWSI’s ePlant1000™ (or smaller version thereof), and/or other of EWSI’s services as may be determined by both parties.

EWSI and 1800eWaste will immediately begin to investigate the various project opportunities in the Jurisdiction to determine the best fit of technologies and services from EWSI to apply to the individual projects.  Both parties will jointly assess the economic and environmental benefits that may arise from each of the projects.  Contact will be made with the appropriate governmental agencies to determine the suitability of government support for each project.

A copy of the Memorandum of Understanding is attached hereto as Exhibit 99.1 and is incorporated herein by reference.  The foregoing descriptions of the Memorandum of Understanding do not purport to be complete and are qualified in their entirety by reference to the full text of the agreement.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 – Financial Statements and Exhibits

None

EXHIBITS:

Exhibit No.	Description

99.1	Memorandum of Understanding between EWSI and 1800eWaste

99.2	Press Release issued May 14, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

E-Waste Systems, Inc.

/s/   Martin Nielson
By:  Martin Nielson
Its:  Chief Executive Officer and Director

Date:    May 14,  2013